Exhibit (a)(1)(H)

                      INSTRUCTIONS FOR CONDITIONAL EXERCISE

                       OF OPTIONS TO PURCHASE COMMON STOCK

                                       OF

                               VIRBAC CORPORATION

             PURSUANT TO THE OFFER TO PURCHASE DATED AUGUST 18, 2006

                                       BY

                            LABOGROUP HOLDING, INC.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                   VIRBAC S.A.

   NOTE: BEFORE COMPLETING THE NOTICE OF CONDITIONAL EXERCISE, YOU SHOULD READ THESE INSTRUCTIONS AND THE ACCOMPANYING MEMORANDUM TO HOLDERS OF ELIGIBLE
  OPTIONS, AS WELL AS THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL.

 THE NOTICE OF CONDITIONAL EXERCISE FORM MUST BE RECEIVED BY VIRBAC CORPORATION BEFORE MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 15, 2006, UNLESS THE
                               OFFER IS EXTENDED.

 YOU MUST SIGN AND COMPLETE THE ACCOMPANYING NOTICE OF CONDITIONAL EXERCISE FOR
             YOUR CONDITIONAL EXERCISE OF YOUR OPTIONS TO BE VALID.

       SEND YOUR COMPLETED NOTICE OF CONDITIONAL EXERCISE TO JEAN NELSON, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY OF
               VIRBAC CORPORATION BY ONE OF THE FOLLOWING METHODS:

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       BY MAIL:           BY FACSIMILE TRANSMISSION:    BY HAND OR OVERNIGHT
                                                               COURIER:

      Jean Nelson                 Jean Nelson                Jean Nelson
  Virbac Corporation          Virbac Corporation          Virbac Corporation
3200 Meacham Boulevard          (817) 831-8362          3200 Meacham Boulevard
Fort Worth, Texas 76137        For Confirmation:       Fort Worth, Texas 76137
                                (817) 831-5030
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  DELIVERY OF THE NOTICE OF CONDITIONAL EXERCISE TO A PERSON OTHER THAN VIRBAC
     CORPORATION IN THE MANNER SET FORTH ABOVE WILL NOT CONSTITUTE A VALID
                     CONDITIONAL EXERCISE OF YOUR OPTIONS.

TO HOLDERS OUTSTANDING OPTIONS ISSUED UNDER THE
VIRBAC CORPORATION 1996 INCENTIVE STOCK PLAN:

         Labogroup Holding, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Virbac S.A., a corporation (SOCIETE ANONYME) organized under the laws of France ("Virbac S.A."), is offering to purchase all issued and outstanding shares of common stock (the "Shares") of Virbac Corporation a Delaware corporation (the "Company"), other than those Shares already owned by Purchaser, Virbac S.A. and their subsidiaries, at a price of $5.25 per share (the "Offer Price"), in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 18, 2006 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Offer is subject to certain conditions, including the condition that there be validly tendered and not withdrawn that number of Shares which, when added to the shares already owned by Virbac S.A. and its subsidiaries will constitute at least 90% of the outstanding Shares. If the Offer is completed and the Purchaser purchases the Shares tendered pursuant to the Offer, Virbac S.A intends to cause Purchaser to be merged with and into the Company (the "Merger") with the Company to be the surviving corporation in the Merger.

         If the Offer is consummated and the Merger occurs, options outstanding under the Company's Virbac Corporation 1996 Incentive Stock Plan (the "Virbac Incentive Plan") will continue to be outstanding but will no longer be exercisable to acquire Shares. Instead, under the terms of the Virbac Incentive Plan, upon exercise and payment of the exercise price, holders will be entitled to receive a cash payment for each Share that would have been issuable upon exercise of the Option ("Option Shares") equal to the Offer Price per Share. To enable holders of Options under the Virbac Incentive Plan to participate in the Offer, holders of Options under the Virbac Incentive Plan having exercise prices of less than the Offer Price per Share ("Eligible Options") may exercise their options conditionally. By exercising their options conditionally, their exercise will only take effect if the Purchaser accepts Shares for payment in the Offer and the Merger occurs. In such case, holders of Eligible Options who exercised such options conditionally with receive, for each Option Share that would have been issuable upon exercise of their options had the Offer and the Merger not occurred, a payment equal to the excess of the Offer Price per Share over the applicable per Share exercise price, (the "Net Option Payment Per Share") less any required withholding taxes.

         By signing the Notice of Conditional Exercise, you acknowledge receipt of the materials relating to the Offer to Purchase, as well as receipt of the Memorandum to Holders of Eligible Options, the Notice of Conditional Exercise and these Instructions for Conditional Exercise in connection with the Offer. BY SIGNING THE NOTICE OF CONDITIONAL EXERCISE, YOU ALSO AGREE TO THE FOLLOWING TERMS AND CONDITIONS, WHICH SHALL NOT BE CONSTRUED TO LIMIT IN ANY WAY THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE:

         1. You should complete the Notice of Conditional Exercise to exercise Eligible Options conditionally. By signing the Notice of Conditional Exercise, you agree that if the Purchaser accepts tendered Shares for purchase in the Offer and the Merger occurs, you will receive a cash payment equal to (a) the number of Option Shares that would have been issuable to you upon exercise of your options had the Offer and the Merger not occurred, multiplied by (b) the applicable Net Option Payment Per Share, less (c) any taxes required to be withheld. You further agree to be bound by the terms and conditions set forth herein and in the Offer to Purchase, the Letter of Transmittal and the Notice of Conditional Exercise.

         2. By signing the Notice of Conditional Exercise, you acknowledge that the Company is permitting you to conditionally exercise your Eligible Options on a "cashless exercise" basis (which means that you do not have to pay the exercise price in cash on exercise) for the purpose of allowing you to participate in the Offer. In addition, you agree that if you conditionally exercise all of your Eligible Options and the Offer Price is increased, your conditional exercise of your options will apply to all options that you hold having an exercise price that is less than the Offer Price, as so increased. You acknowledge that if you exercise less than all of your Eligible Options, your remaining options will not be considered to have been exercised and will remain outstanding options after the Merger. Such remaining unexercised options will no longer be exercisable to acquire Shares but will, upon exercise, entitle you to receive a cash payment equal to the Offer Price per Share for each share that would have been issuable prior to the Offer and the Merger. Finally, you acknowledge that if the Purchaser accepts tendered Shares for payment pursuant to

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

the Offer and the Merger occurs, your conditional exercise of your Eligible Options will be unconditional and irrevocable in accordance with the terms and conditions set forth in the Notice of Conditional Exercise and these Instructions, and you irrevocably authorize and appoint designees of the Purchaser as attorneys for and on behalf of the holder, each with full power of substitution, to execute and deliver all additional documents deemed by the Purchaser or the Depositary to be necessary or desirable to complete the exercise of your options.

         3. Conditional exercises of Eligible Options may be revoked at any time prior to the "Expiration Date," which shall mean Midnight, New York City time, on Friday, September 15, 2006, unless the Offer is extended, in which event the term shall mean the latest time and date at which the Offer (not including any subsequent offering period, as so extended) will expire. After the Expiration Date, conditional exercises of Eligible Options are irrevocable but will remain conditional until the Purchaser accepts tendered Shares for purchase in the Offer and completes the Merger. In order to revoke a conditional exercise, an option holder must submit a written, telegraphic or facsimile transmission notice of revocation so that it is received by the Company at the address indicated above before the Expiration Date. Any such notice of revocation must specify the name and social security number (or other tax identification number) of the option holder revoking the conditional exercise and the number of Option Shares as to which the conditional exercise is being revoked. All questions as to the form and validity (including time of receipt) of notices of revocation will be determined by the Company, at its sole discretion, which determination shall be final and binding. Neither the Company nor any other person shall be obligated to give any notice of any defects or irregularities in any notice of revocation or incur any liability for failure to give any such notification. Any Eligible Options for which a conditional exercise is revoked will thereafter be deemed unexercised for purposes of the Offer and the Virbac Incentive Plan under which they were issued. However, such Eligible Options may again be conditionally exercised up to the Expiration Date by again following the procedures set froth herein and in the Notice of Conditional Exercise for conditional exercise.

         4. You will, upon request, execute and deliver any additional documents deemed by the Company or by the Depositary to be necessary or desirable to complete the conditional exercise of your Eligible Options and have read, understand and agree with all of the terms of the Offer to Purchase and these Instructions.

         5. You understand that conditional exercise of Eligible Options pursuant to the procedures described in the Offer to Purchase and in these Instructions for Conditional Exercise and in the Notice of Conditional Exercise will constitute an agreement between you and the Company upon the terms and subject to the conditions of the Virbac Incentive Plan, the related option agreement(s) and the Offer to Purchase.

         6. All authority herein conferred or agreed to be conferred shall survive your death or incapacity and your obligation hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein, in the Notice of Conditional Exercise or in the Offer to Purchase, your conditional exercise is irrevocable.

         7. Under U.S. federal income tax laws, the Company may be required to withhold income and employment taxes from the amount of any payments made to option holders pursuant to the Offer. See Section 3 of the Offer to Purchase.

         In order to avoid backup withholding of U.S. federal income tax on payments received upon the conditional exercise of Eligible Options pursuant to the Offer, an option holder must either (1) provide the Company with his or her correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 provided with the Notice of Conditional Exercise and certify, under penalties of perjury, that such number is correct and that he or she is not subject to backup withholding or (2) establish another basis for exemption from withholding. If the correct TIN is not provided, a $50 penalty may be imposed by the United States Internal Revenue Service ("IRS") and payments made upon the conditional exercise of Eligible Options may be subject to backup withholding. If backup withholding applies or if an option holder fails to provide the required information, the Company is required to withhold, at a rate of 28%, a portion of any payment made pursuant to the Offer. Backup withholding is not an

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

additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of such tax withheld. If backup withholding results in an overpayment of taxes, a refund may be applied for from the IRS.

         For additional guidance, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Holders of Eligible Options should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such exemption.

         8. The Company reserves the absolute right to reject any or all conditional exercises of options it determines not to be in proper form or which may be unlawful. The Company's interpretation of these Instructions for Conditional Exercise will be final and binding on all parties. No conditional exercises of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Neither the Company nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of revocation or incur any liability for failure to give any such notification.

         9. Questions with respect to these Instructions for Conditional Exercise or any requests for additional copies of the enclosed materials should be directed to Jean Nelson, Executive Vice President, Chief Financial Officer and Secretary of the Company, at the address and telephone numbers as set forth on the first page of these Instructions. Questions with respect to the Offer may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

         The Notice of Conditional Exercise must be received by the Company before the Expiration Date. You must sign and complete the Notice of Conditional Exercise form for your direction to be valid.

                                              VIRBAC CORPORATION

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